CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Municipal Trust of our reports dated May 26, 2023, relating to the financial statements and financial highlights, which appear in the Nuveen All-American Municipal Bond Fund, Nuveen Intermediate Duration Municipal Bond Fund, Nuveen Limited Term Municipal Bond Fund, Nuveen High Yield Municipal Bond Fund, Nuveen Short Duration High Yield Municipal Bond Fund and Nuveen Strategic Municipal Opportunities Fund’s Annual Reports on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
July 27, 2023